EXHIBIT 99.1

EMS TECHNOLOGIES ANNOUNCES
FOURTH QUARTER 2004 RESULTS

ATLANTA – March 17, 2005 – EMS Technologies, Inc. (Nasdaq — ELMG) today reported earnings from continuing operations of $917,000, or $.08 per share, on revenues of $69 million for the fourth quarter of 2004, and earnings of $4.4 million, or $.39 per share, on revenues of $260 million for the fiscal year 2004.

The Company deferred recognition of approximately $1.4 million of the SatNet division’s fourth quarter sales, as well as $600,000 of related net profit, or $.06 per share. If this revenue had not been deferred, the Company would have earned approximately $.14 per share from continuing operations in the fourth quarter on a pro forma basis. The deferral resulted from extensive analysis of technical accounting guidance for multiple deliverables on the same order. Management believes that given the circumstances of this deferral, as further described subsequently in this press release, the pro forma financial measure provides a meaningful basis for evaluating the operating performance of the SatNet division and the Company for the quarter, as well as the Company’s value to its shareholders. The pro forma measure is also consistent with the basis on which management evaluates the operating performance of the SatNet division and the Company.

Alfred G. Hansen, president and chief executive officer, commented, “In the fourth quarter, our core businesses – Defense & Space Systems (formerly “Space & Technology/Atlanta”), LXE and SATCOM — remained profitable and generated cash from operations. However, the financial results for our Wireless division continued to be hurt by delays and unpredictable market activity in the wake of recent major consolidation activity among the wireless carriers. And SatNet’s reported revenue stream from the emerging DVB-RCS market was complicated in the fourth quarter by deferral of revenue under technical accounting guidance.

“We were disappointed with the overall financial results for the fourth quarter, but there were encouraging signs in all of our divisions, and orders remain strong:

•	“LXE set a new revenue record for the ninth consecutive quarter, and the division broke the annual sales record set in 2003 with over $111 million of revenues in 2004. LXE had balanced growth in the Americas and Europe. During the fourth quarter, we began delivering the latest additions to our product line, including a new handheld computer capable of reading both barcodes and RFID tags. LXE also recently announced that it is leading a development effort with industrial partners Intel and Sirit to build the warehousing industry’s first rugged forklift-mounted RFID terminal.

•	“Defense & Space Systems reported exceptionally strong orders activity in the fourth quarter, with a total of approximately $29 million in new orders for the period,

which resulted in a record $56 million backlog to carry the division into 2005. Orders included new customers for our antenna system that helps deliver live television to commercial passenger aircraft. We also received major new orders related to several space programs to improve defense communications.

•	“SATCOM’s fourth quarter results included the second highest quarterly revenue total in the division’s history, with military sales being an important factor. Most of these revenues, as in prior periods, were in U.S. dollars, so the weakness of the U.S. dollar against the Canadian dollar put pressure on SATCOM’s profitability. Yet SATCOM has continued to make cost improvements to reduce the impact of unfavorable foreign currency exchange rates.

•	“EMS Wireless antenna revenues were sluggish throughout much of the fourth quarter due to the effects of telecom industry consolidation, although there were significant orders late in the quarter for a major system rollout in the southeastern U.S. We expect more significant rollouts in the first half of 2005. EMS Wireless set a new record for repeater revenues in the fourth quarter, led by our installations for a major civilian indoor communications network for the U.S. government.

•	“The Satellite Networks (“SatNet”) group was recently named in an independent market research report as the number one supplier of DVB-RCS-standard hubs and terminals for broadband communications via satellite. During the fourth quarter, SatNet rolled out three more systems, each of which was the Company’s initial entry into new geographic markets. A fourth hub worth approximately $1.4 million was also sold and delivered during the fourth quarter. However, certain supplemental equipment and its related software – valued by management at approximately $100,000 – was not scheduled for delivery at the same time as the hub . Under certain highly technical accounting rules for multiple deliverables on the same order, the deferred delivery of the supplemental equipment resulted in deferred recognition, into 2005 or 2006, of the $1.4 million of revenue and related $600,000 of profit on the hub that we had, in fact, delivered during the fourth quarter.

     “We are continuing to actively pursue interest in our Space & Technology/Montreal division, which is held for sale and reported as discontinued operations. This division achieved approximately breakeven results in the fourth quarter, excluding foreign exchange adjustments related to the presently unfavorable effect of a weak U.S. dollar versus the Canadian dollar on several long-term contracts.

     “We believe that we are entering 2005 from positions of strength in LXE, Defense & Space Systems, and SATCOM. The performance of EMS Wireless will be highly dependent on the rate of recovery in the telecom industry. However, carriers continue to advise us that we should expect significant orders starting in the first half of 2005. SatNet must continue to build its installed base to stabilize its orders stream through follow-on business.

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     “We remain optimistic about the future. However, guidance about the future earnings performance of the Company is clearly subject to substantial uncertainties in current world economies, in defense spending priorities, and in the timing and strength of activity in the markets for wireless telecommunications and broadband communications via satellite. Due in large part to the earnings volatility that we from time to time experience as a result of these and other factors, we have elected to join the growing group of companies that do not provide quarterly earnings guidance. However, we believe that the Company’s continuing operations can achieve 10% — 15% annual revenue growth, and earnings per share for all of 2005 of $.75 to $.80.

     “Due to the extraordinary demands on our available resources to address compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, we have taken advantage of a 15-day extension for the filing of the financial materials in our Report on Form 10-K. We have filed an abbreviated Form 10-K that does not include our year-end financial statements or related disclosures, and we expect to file an amended Form 10-K with full financials by the end of March. Our auditors are still completing their review of our financial statements, but we expect that the results reported in our amended Form 10-K financial statements will not vary significantly from the results reported in this press release. In connection with our Section 404 compliance efforts, we continue to assess certain control issues, including the processes for accounting for revenue associated with multiple deliverables on the same order, and the processes for accounting for purchase price variances in certain of our standard cost systems.”

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EMS Technologies, Inc. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs approximately 1,600 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The Company has five reporting segments...

·     Defense & Space Systems (formerly Space & Technology / Atlanta) antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures, and other specialized uses,

·     LXE mobile computers and wireless local area networks, for materials handling and logistics,

·     EMS Wireless base station antennas and repeaters, for PCS/cellular telecommunications,

·     SATCOM antennas and terminals, for aeronautical, land-mobile and maritime communications via satellite,

·     SatNet broadband technologies for use in high-data-rate, high-capacity satellite communication systems.

There will be a conference call at 4:30 PM Eastern time on Thursday, March 17, 2005, in which the Company’s management will discuss the financial results for the fourth quarter of 2004. If you would like to participate in this conference, please call 800-862-9098 (international callers use 785-424-1051) within approximately 10 minutes before the call is scheduled to begin. The conference identification number is EMS. A taped replay of the conference call will also be available through Thursday, March 24, 2005 by dialing 800-839-5152 (international callers use 402-220-2694) and entering the following code: 9928.

Statements contained in this press release regarding the Company’s expectations for its financial results for 2005, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...

·     uncertainties related to identifying a purchaser of the Space & Technology/Montreal division, as well as external market conditions and internal priorities and constraints that could affect a purchaser’s willingness and ability to complete the transaction on the terms and timing expected by the Company;

·     economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

·     difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our periodic financial results;

·     U.S. defense budget pressures on near-term spending priorities;

·     uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

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·     volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Company;

·     successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

·     changes in the Company’s consolidated effective income tax rate caused by the extent to which the actual levels and mix of taxable earnings among the U.S., Canada, and other taxing jurisdictions may vary from our current expectations;

·     successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

·     successful transition of products from development stages to an efficient manufacturing environment;

·     customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

·     the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own aeronautical products;

·     the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

·     the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

·     the growth rate of demand for various mobile and high-speed communications services;

·     development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

·     the Company’s ability to attract and retain qualified personnel, particularly those with key technical skills; and

·     the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company’s expected growth.

Additional relevant factors and risks are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

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EMS Technologies, Inc.
Consolidated Statements of Operations
(In millions, except per-share data)

	Quarter Ended		Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2004	2003	2004	2003
Net sales	$69.4	72.8	260.4	256.2
Cost of sales	45.9	47.1	169.6	163.7
Selling, general and administrative expenses	16.2	16.2	62.8	57.9
Research and development expenses	4.4	5.4	19.0	19.3

Operating income	2.9	4.1	9.0	15.3
Non-operating income (loss)	(0.1)	0.6	1.0	0.4
Foreign exchange loss	(0.2)	—	(0.5)	(0.4)
Interest expense	(0.9)	(0.6)	(2.7)	(2.2)

Earnings before income taxes	1.7	4.1	6.8	13.1
Income tax expense	0.8	1.4	2.4	4.2

Earnings from continuing operations	0.9	2.7	4.4	8.9
Loss from discontinued operations	(1.0)	(5.5)	(4.2)	(46.3)

Net earnings (loss)	$(0.1)	(2.8)	0.2	(37.4)

Net earnings (loss) per share:
Basic — from continuing operations	$0.08	0.26	0.39	0.83
Basic — from discontinued operations	(0.09)	(0.52)	0.37	(4.32)

Basic earnings (loss) per share	$(0.01)	(0.26)	0.02	(3.49)

Diluted — from continuing operations	$0.08	0.25	0.39	0.82
Diluted — from discontinued operations	(0.09)	(0.50)	0.37	(4.29)

Diluted earnings (loss) per share	$(0.01)	(0.25)	0.02	(3.47)

Weighted average number of shares:
Common	11.1	10.8	11.1	10.7
Common and dilutive common equivalent	11.2	11.0	11.2	10.8

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EMS Technologies, Inc.
Consolidated Balance Sheets
(In millions)

	Dec 31	Dec 31
	2004	2003
Cash	$19.3	14.2
Receivables billed	59.0	56.6
Unbilled receivables under long-term contracts	24.3	18.6
Customer advanced payments	(2.0)	(3.8)

Trade accounts receivable, net	81.3	71.4

Inventories	37.4	33.5
Other current	4.3	2.2
Assets held for sale	48.7	40.0

Current assets	191.0	161.3

Net property, plant and equipment	37.2	38.5
Goodwill	13.5	13.5
Other assets	12.8	15.2

	$254.5	228.5

Bank debt and current installments, long-term debt	$3.5	38.1
Accounts payable	25.6	18.8
Other liabilities	20.4	18.3
Liabilities related to assets held for sale	21.0	17.8

Current liabilities	70.5	93.0
Long-term debt	58.0	15.5
Stockholders’ equity	126.0	120.0

	$254.5	228.5

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	Quarter Ended		Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2004	2003	2004	2003
Net sales
Defense & Space Systems	$12.9	12.9	50.1	49.3
Less sales to discontinued operations	—	(0.2)	(0.2)	(1.8)

Defense & Space Systems external sales	12.9	12.7	49.9	47.5
LXE	31.6	29.2	111.6	101.1
EMS Wireless	10.9	15.2	45.4	51.4
SatCom	11.1	12.2	39.7	44.7
SatNet	2.7	4.0	14.2	12.6
Other	0.2	(0.5)	(0.4)	(1.1)

Total	$69.4	72.8	260.4	256.2

Operating income (loss)
Defense & Space Systems	$1.0	0.8	2.6	3.9
LXE	2.6	2.0	7.3	7.0
EMS Wireless	(0.1)	0.6	(0.7)	2.5
SatCom	0.6	1.2	2.3	5.0
SatNet	(1.5)	(0.4)	(2.9)	(2.1)
Other	0.3	(0.1)	0.4	(1.0)

Total	$2.9	4.1	9.0	15.3

Earnings (loss) from continuing operations
Defense & Space Systems	$0.6	0.5	1.4	2.2
LXE	1.6	1.3	4.3	4.2
EMS Wireless	(0.2)	0.5	(0.8)	1.6
SatCom	0.6	0.7	2.2	3.8
SatNet	(1.6)	(0.5)	(3.7)	(2.2)
Other & Corporate	(0.1)	0.2	1.0	(0.7)

Total	$0.9	2.7	4.4	8.9

For further information please contact:	Don T. Scartz Chief Financial Officer 770-729-6510

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